PROSPECTUS SUPPLEMENT NO. 10 (to prospectus dated May 14, 2021)	Filed pursuant to Rule 424(b)(3) Registration No. 333-255842

AST SPACEMOBILE, INC.

28,750,000 SHARES OF CLASS A COMMON STOCK

6,100,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

17,600,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 14, 2021 (the “Prospectus”), related to (i) the offer and sale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 28,750,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of AST SpaceMobile, Inc., a Delaware corporation, and (b) 6,100,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “private placement warrants”) and (ii) the issuance by us of up to 17,600,000 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022 (the “Current Report”). Accordingly, we have attached the relevant portions of the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock are listed on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “ASTS.” On March 9, 2022, the closing sale price per share of our Class A Common Stock was $9.78. Our public warrants are listed on The Nasdaq Capital Market under the symbol “ASTSW.” On March 9, 2022, the closing sale price per warrant of our public warrants was $3.33.

Investing in shares of our Class A Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2022

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Midland Intl. Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

(432) 276-3966

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $11.50	ASTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2022, AST & Science LLC, a subsidiary of AST SpaceMobile, Inc. (the “Company”) entered into an agreement (the “Multi-Launch Agreement”) with Space Exploration Technologies Corp. (“SpaceX”). This Multi-Launch Agreement provides a framework for future launches of the Company’s satellites through December 31, 2024, the term of the Multi-Launch Agreement, including the launches of the BlueWalker 3 test satellite (“BW3”) and the first BlueBird (“BB”) satellite.

Pursuant to the Multi-Launch Agreement, the Company and SpaceX also entered into a Launch Services Agreement (the “BB LSA”) covering the launch of first BB satellite, and in accordance with the BB LSA, the Company will pay an initial payment for the SpaceX launch services.

As part of the Multi-Launch Agreement, the Company and SpaceX agreed on a framework for additional launch service agreements relating to the launch of future BB satellites. The Company will pay an initial reservation fee to secure a SpaceX launch vehicle for a future BB satellite launch.

With respect to the Company’s BW3 launch scheduled for Summer 2022, the Company and SpaceX agreed to changes to certain technical launch parameters, and the Company agreed to pay an additional fee to SpaceX to adjust these parameters.

In connection with entry into the Multi-Launch Agreement, the Company will pay an aggregate amount of $22.75 million within seven days of the execution of the Multi-Launch Agreement for the BW3 technical adjustments, first BB initial payment and launch reservation fee for a future BB launch.

The exact timing of the satellite launches is contingent on a number of factors, including satisfactory and timely completion of construction and testing. The Multi-Launch Agreement permits the Company to delay launches of its satellites upon payment of certain rebooking fees.

The foregoing descriptions of the Multi-Launch Agreement and the BB LSA do not purport to be complete and are qualified in their entirety by reference to the full text of the Multi-Launch Agreement and BB LSA, copies of which are attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Multi-Launch Services Agreement, dated as of March 3, 2022 (including Launch Services Agreement, dated as of March 3, 2022, relating to the launch of the BlueBird satellite)*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2022

AST SPACEMOBILE, INC.

By:	/s/ Thomas Severson
Name:	Thomas Severson
Title:	Chief Financial Officer and Chief Operating Officer

Exhibit 10.1

SpaceX [REDACTED] Launch Services Multi Launch Agreement

[REDACTED] LAUNCH SERVICES – Multi Launch agreement

AST & Science, LLC (“Customer” or “AST & Science”) and Space Exploration Technologies Corp. (“SpaceX”) (Customer and SpaceX each a “Party” and collectively the “Parties”) hereby enter into this Multi-Launch Agreement (“MLA”) as of the date of the last signature below (“Effective Date” or “EDC”).

WHEREAS, Customer is planning to launch several payloads to orbit in the next several years;

WHEREAS, Customer and SpaceX wish to engage in a multi-year [REDACTED] agreement, including entering into [REDACTED] launch service agreements (each a [REDACTED] “LSA”, and collectively “LSAs”) for the launch of Customer’s payloads;

WHEREAS, the Parties desire by this MLA to agree upon certain terms for LSAs;

NOW THEREFORE, the Parties agree that it is in the Parties’ best interests to enter into this MLA, and therefore agree as follows:

1.	Agreement Period. Effective Date through December 31, 2024 (“End Date”).

2.	[REDACTED] Launch Services.

a.	Launch Service Agreements. Customer shall enter or have entered into LSAs for two (2) [REDACTED] launch services for launches scheduled to occur as shown:

Mission	Port Size	Price	Launch Date
BlueWalker 3	[REDACTED]	$[REDACTED] (inclusive of rebooking and [REDACTED] adjustment fees)	[REDACTED]
BlueBird 1	[REDACTED]	$[REDACTED]	[REDACTED]
TOTAL $[REDACTED]

*Subject to any adjustments as set forth in the applicable LSA.

b.	Launch Reservation. Customer shall have the right to enter into an LSA for an additional [REDACTED] launch service for a launch scheduled to occur before the End Date as shown:

Mission	Reservation Fee	Launch Date
BlueBird 2	$[REDACTED]	[REDACTED]
TOTAL $[REDACTED]

For avoidance of any doubt, this Section 2(b) does not create any obligation upon Customer to execute an LSA with SpaceX but rather grants Customer the option to execute an LSA with pricing consistent with the BlueBird 1 LSA in this MLA and the Reservation Fee applied against Payment 1. SpaceX will select the Launch Vehicle for the converted Launch Reservation Agreement at its sole discretion, after reasonable consultation with Customer, with payload accommodation and environments as determined at the time of LSA execution. Alternatively, Customer may convert the reservation to a dedicated launch LSA at mutually agreed upon terms. If the Customer does not convert the reservation into an LSA by [REDACTED], then SpaceX shall retain the portion of the MLA Fee associated with such reservation(s) without liability or obligation to Customer. However, if Customer exercises its option to enter into an LSA prior to [REDACTED], but SpaceX is unable to provide a launch at the specified terms, then SpaceX shall refund the Reservation Fee to Customer.

c.	Launch Scheduling. Except for the [REDACTED] launch services referenced in Section 2(a), for any [REDACTED] launch services ordered under this MLA, Customer shall request a Launch Period beginning no sooner than eight (8) months from the date the LSA is executed by the Parties.

3.	LSA Terms

a.	Standard Terms. Unless otherwise specified below, the terms of any [REDACTED] launch services procured pursuant to this MLA shall be based upon SpaceX’s standard [REDACTED] LSA and SOW, a copy of which is attached hereto.

b.	Payment Schedule. Payments for any [REDACTED] missions contracted under this MLA shall be made according to the following schedule:

Payment Number	Schedule	Payment Percentage of Price
1	Effective date of LSA + 7 days	[REDACTED]%
2	[REDACTED]	[REDACTED]%
3	[REDACTED]	[REDACTED]%

[CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

© Space Exploration Technologies Corp. All rights reserved.	Page 1 of 4

SpaceX [REDACTED] Launch Services Multi Launch Agreement

c.	Rebooking. Re-booking cost for LSAs, except for BlueWalker 3, executed under this MLA shall be made according to the following table. Customer may request two re-bookings per Payload.

Date of Re-booking Request Approval	Re-booking Cost
Before [REDACTED] days	$[REDACTED]
Before [REDACTED] days	$[REDACTED]
After [REDACTED] days	No Re-booking Allowed

Customer may request up to two additional re-bookings for BlueWalker 3 according to the following tables. All re-bookings made under this MLA must be requested at L-60 days or earlier.

1st Re-Booking Request
Date of Re-booking Request Approval	Re-booking Cost
Before [REDACTED]	$[REDACTED]
Before [REDACTED]	$[REDACTED]
After [REDACTED]	No Re-booking Allowed

2nd Rebooking Request
Date of Re-booking Request Approval	Re-booking Cost
Before [REDACTED] days	$[REDACTED]
Before [REDACTED] days	$[REDACTED]
After [REDACTED] days	No Re-booking Allowed

4.	MLA Fee. Customer agrees to pay to SpaceX a fee in the amount of [REDACTED] Dollars (U.S. $[REDACTED] consisting of the payments required under the 2 LSAs and 1 Launch Reservation contemplated in Section 2(a) and 2(b) as shown:

Launch Agreements:

Mission	Payments Due	Amount Due
BlueWalker 3	[REDACTED] Adjustment	$[REDACTED]
BlueBird 1	Payment 1	$[REDACTED]
BlueBird 2	Reservation Fee	$[REDACTED]
Total		$[REDACTED]

Total amount due to SpaceX shall be paid within 7 days of signature of this MLA.

5.	Professional Standards. Customer shall comply with all site and facility rules and regulations and all reasonable requests and direction from SpaceX while on SpaceX premises. Customer personnel shall treat all SpaceX, US Government, and other customer personnel in a professional and respectful manner. Customer personnel may be barred from SpaceX premises if they fail to comply with such rules, regulations, requests or direction, or otherwise engage in conduct that is inappropriate or unprofessional in nature.

6.	Limitation of Liability. The total and cumulative liability of either party arising out of or in connection with this MLA howsoever caused and regardless of the theory of liability, whether based in contract, tort, equity, or otherwise, including negligence, product liability, strict liability, or any other theory of liability, shall in no event exceed $[REDACTED] U.S. dollars. In no event shall either party be liable for any indirect, special, incidental, exemplary, punitive, or consequential damages, for the cost of procurement of substitute products or services, or for lost revenues, or profits, arising out of or in connection with this MLA, howsoever caused and regardless of the theory of liability, whether based in contract, tort, equity, or otherwise, including negligence, product liability, strict liability, or any other theory of liability. The limitation on liability in this Section shall not apply to breaches of the Parties confidentiality obligations set forth in applicable NDAs or to breaches of any LSAs that the Parties may sign or a breach by SpaceX of its obligation to refund the reservation fee per Section 2(b) of this MLA.

© Space Exploration Technologies Corp. All rights reserved.	Page 2 of 4

SpaceX [REDACTED] Launch Services Multi Launch Agreement

7.	Term and Termination. Either party may terminate this MLA for convenience, except such termination shall not apply to any payments due and payable under this MLA or any of the LSAs signed as part of this MLA, including terms thereunder with respect to the SpaceX “Re-booking Program”. To exercise the right to terminate for convenience, the terminating Party shall notify the non-terminating Party of its election to terminate in writing thirty (30) days in advance. For the sake of clarity, termination of this MLA shall not affect LSAs that are executed pursuant to the terms herein or to launch commitments made by SpaceX to Customer in Section 2(a) and 2(b) above. The term of this MLA shall be from the Effective Date through the End Date, after which the MLA shall terminate, unless earlier terminated for convenience.

8.	Confidentiality and Publicity. Neither of us shall make any public announcement, release, or other disclosure of information relating to this MLA and/or launch services, including the existence of this MLA, without the agreement of the other, such agreement not to be unreasonably withheld, conditioned or delayed. To the extent any information relating to this MLA and/or launch services must be disclosed pursuant to law or regulation, including good faith compliance with the rules and regulations of the Securities and Exchange Commission and any securities exchange on which the securities of the disclosing party or its affiliates is trading, the disclosing party shall, (1) to the extent legally permissible, give prompt notice to the other Party regarding the applicable law or regulation and the information to be disclosed; and (2) seek confidential treatment for the price and any other relevant portions of any such information as reasonably determined by SpaceX. The terms of the NDA executed on January 3, 2018 between AST & Science, LLC and SpaceX (the “NDA”) apply to this Agreement and its subject matter. The obligations set forth in this Section 8 shall not apply to information that is publicly available from any governmental agency or that is or otherwise becomes publicly available without breach of this Agreement.The Parties shall not make any public announcement, release, or other disclosure of information relating to this MLA, without the agreement of the other, such agreement not to be unreasonably withheld, conditioned or delayed. The terms of the NDA between SpaceX and Customer signed on January 3, 2018 apply to this MLA and its subject matter.

9.	Defined Terms. Capitalized terms used in this MLA and not defined herein are defined in the attached Terms and Conditions or Statement of Work.

10.	Order of Precedence. In case of any inconsistency between the terms and conditions of this MLA and the terms and conditions of an LSA, the terms and conditions of the LSA shall prevail.

11.	Notices. All notices under this MLA shall be in writing and shall be hand-delivered or sent via electronic, express and/or certified mail to the following contacts:

To Customer: AST & Science, LLC 2901 Enterprise Lane Midland, TX 79706 Attn: Abel Avellan [REDACTED] Cc: EVP General Counsel & Secretary [REDACTED]	To SpaceX: Tom Ochinero 1 Rocket Road Hawthorne, CA 90250 [REDACTED] [REDACTED] Cc: David Harris [REDACTED]

12.	Assignment. Neither Party may assign this MLA without the written agreement of the other Party, unless the assignment is (i) to its affiliate controlling, controlled by or under common control of the assignor, or (ii) to any successor by way of merger, acquisition or sale of all or substantially all of the assets relating to the performance of this Agreement of the assignor, provided that such assignee expressly assumes all of the assigning Party’s obligations hereunder and the assigning Party remains jointly and severally liable. This MLA creates no joint venture, partnership or agency between the Parties, is created solely for the benefit of the Parties, and confers no rights or remedies on any third parties.

13.	Governing Law and Venue. We both shall comply with all national, federal, state and local laws and regulations. The laws of the State of New York, U.S.A. shall govern this MLA and both of our respective performances hereunder, without regard to provisions on the conflicts of laws. All actions or proceedings arising out of or related to this MLA shall be litigated exclusively in the Federal courts located in the Southern and/or Eastern District of New York. We both hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this MLA. The provisions of the UN Convention on Contracts for the International Sale of Goods shall not apply.

14.	Merger and Amendment. This MLA, together with the NDA and any LSA entered into by the parties prior to the date hereof, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and merges all prior negotiations, drafts, agreements, and appendices of the Parties with regard to the transaction contemplated herein. Any and all other written or oral agreements between the Parties pertaining to the subject hereof are expressly replaced and superseded by this Agreement. No modification or amendment to, or addition, deletion or waiver of any of the terms or conditions of this Agreement shall be binding on either Party unless agreed by both Parties and evidenced by a written document signed by a duly authorized representative of each Party.

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SpaceX [REDACTED] Launch Services Multi Launch Agreement

The Parties have read and understood and hereby agree to this MLA.

Space Exploration Technologies Corp. (SpaceX)		AST & Science, LLC (Customer)

Address:	1 Rocket Road, Hawthorne, CA 90250	Address:	2901 Enterprise Lane Midland, TX 79706
By:	/s/ Tom Ochinero	By:	/s/ Abel Avellan
Name/Title:	Tom Ochinero, VP of Commercial Sales	Name/Title:	Abel Avellan, CEO
Date:	March 3, 2022	Date:	March 3, 2022

© Space Exploration Technologies Corp. All rights reserved.	Page 4 of 4

SpaceX [REDACTED] Launch Services Terms and Conditions

[REDACTED] LAUNCH SERVICES FOR BLUEbird 1 - TERMS AND CONDITIONS

A.	Agreement. Your [REDACTED]Launch Services Agreement (Agreement) with us is effective as of the latest signature date below (Effective Date). The Agreement consists of, expressly incorporates by reference, and is subject to the following documents in this order of precedence:

1.	FAA Cross-Waiver (as required by 14 CFR § 440.17);

2.	SpaceX Policies comprising SpaceX’s Risk Management Policy (where your and our respective rights and obligations regarding liability, indemnity and insurance are contained) and Disclaimer of Warranties, are found in the SpaceX Policies attached hereto;

3.	These Terms and Conditions; and

4.	Statement of Work (SOW) and [REDACTED] Payload User’s Guide further defining our [REDACTED] Launch Services, your required inputs and obligations, and capitalized terms used in this Agreement.

B.	Launch Services. You, the Customer, shall purchase, and we, SpaceX, shall furnish you, the [REDACTED] Launch Services for the Payload provided by you as defined in the SOW. Additional services may be provided as detailed and priced in the SOW, subject to the terms of this Agreement.

C.	Price, Payment and Taxes. The price for the Launch Services shall be $[REDACTED] U.S. dollars (Price), paid in the following installment payments to the SpaceX Account: [REDACTED] down payment [REDACTED]% of the Price due [REDACTED] after the Effective Date [REDACTED] a payment of [REDACTED]% of the Price due [REDACTED] and a payment of [REDACTED]% of the Price due [REDACTED]. Any mass beyond that allowed in the SOW that is requested by Customer or measured after [REDACTED] shall be priced at $[REDACTED] per [REDACTED]. Any reduction in mass below that allowed in the SOW, with a maximum reduction of [REDACTED], that is requested by Customer before [REDACTED] shall reduce the price by $[REDACTED] per [REDACTED] and be applied as a reduction in the final payment. Customer shall pay for any mass beyond that allowed in the SOW based upon the final as-measured mass, with payment due prior to arrival of the spacecraft at the Launch Site (if no fueling will occur at the Launch Site) or within 5 days after fueling at the Launch Site. For any late payments, the payor will pay late fees of 10% per year applied on a daily basis until receipt in full. You shall pay all taxes on your Payload, and we shall pay all taxes on the Launch Services.

D.	Schedule. The Launch Date shall occur between [REDACTED] and [REDACTED] (Launch Period) and shall be determined as defined in the [REDACTED] Payload User’s Guide. If your Payload will not be ready to launch on the first day of the Launch Period, we shall have the right to launch any Co-Payload(s) as scheduled without your Payload. If your Payload will not be ready to launch by the Launch Date, and no Re-booked Mission is mutually agreed upon, SpaceX shall retain the entire Price plus any payments made or owed for non-standard or mission unique services and hardware already provided to you (Additional Payments), with no further obligation or liability to you.

E.	Re-Booking. You may submit a request in writing to SpaceX to be re-booked on a subsequent SpaceX mission (Re-booked Mission) using the Form of Rebooking Agreement in Appendix B. SpaceX shall use reasonable efforts to accept your request, and any Launch Period for the Re-booked Mission shall be determined by SpaceX. You are limited to two re-bookings per Payload. SpaceX’s re-booking program is outlined in Appendix A.

F.	Termination, Suspension. Either of us may terminate this Agreement for a Material Breach by the other, so long as notice and time to cure of 15 days for nonpayment, or 90 days for other breaches, are provided and have lapsed. Additionally, if you fail to make a payment on time and to cure within 15 days of notice, SpaceX may suspend work until payment is received or terminate this contract for your Material Breach. If you terminate for our Material Breach, we shall return to you all payments you made under this Agreement, without interest. If we terminate for your Material Breach, we retain all payments made and owed by you as of the date of termination. You may terminate this agreement at your convenience at any time, in which case SpaceX will retain the amounts paid and due at the time of termination. You may also terminate this Agreement if we have delayed, including our Excusable Delay, for more than 365 calendar days, starting from the last date of the Launch Slot as defined in this Agreement, and we shall refund you all payments made under this Agreement without interest. Any amounts returned to you or retained by SpaceX under this paragraph are returned or retained without further obligation or liability to you. You may not terminate this Agreement if any payments are due and payable to us under this Agreement. The late fees, delay fees, readiness failure fees, and termination fees in this Agreement are liquidated damages based upon good faith estimates of damages to be incurred by late payment, delay or termination, and do not serve as a penalty.

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SpaceX [REDACTED] Launch Services Terms and Conditions

G.	Compliance with Laws; Governing Law and Venue. We both shall comply with all national, federal, state and local licensing requirements, laws and regulations, including ITAR, EAR, and all other U.S. Customs and U.S. export/import laws, as applicable to our respective businesses and the Launch Services. For purposes of the Registration Convention, you are responsible for registering the Payload, and we are responsible for registering the launch vehicle. We shall obtain all Licenses required to carry out the Launch Services, and you shall obtain all Licenses required to ship and operate the Payload. The laws of the State of New York, U.S.A shall govern this Agreement and both of our respective performances hereunder, without regard to provisions on the conflicts of laws. All actions or proceedings arising out of or related to this Agreement shall be litigated exclusively in the Federal courts located in the Southern and/or Eastern District of New York. We both hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement. The provisions of the UN Convention on Contracts for the International Sale of Goods shall not apply.

H.	Notices. All notices under this Agreement shall be in writing and shall be sent via electronic, express and/or certified mail to the contacts identified in the SOW.

I.	Publicity. Neither of us shall make any public announcement, release, or other disclosure of information relating to this Agreement and/or Launch Service, including the existence of this Agreement, without the agreement of the other, such agreement not to be unreasonably withheld, conditioned or delayed. To the extent any information relating to this Agreement and/or Launch Services must be disclosed pursuant to law or regulation, including good faith compliance with the rules and regulations of the Securities and Exchange Commission and any securities exchange on which the securities of the Disclosing Party or its affiliates is trading, the Disclosing Party shall, (1) to the extent legally permissible, give prompt notice to the other Party regarding the applicable law or regulation and the information to be disclosed; and (2) seek confidential treatment for the price and any other relevant portions of any such information as reasonably determined by SpaceX. The terms of the NDA executed on January 3, 2018 between AST & Science, LLC and SpaceX apply to this Agreement and its subject matter. The obligations set forth in this Section I shall not apply to information that is publicly available from any governmental agency or that is or otherwise becomes publicly available without breach of this Agreement..

J.	Assignment. This Agreement creates no joint venture, partnership or agency between us and may not be assigned except to the successor in a sale, acquisition or merger of the assignor, provided that we can lawfully perform the launch services for the successor. This Agreement is created solely for the benefit of SpaceX and you, and confers no right or remedies on any third parties.

K.	Survivability. If any portion of this Agreement is held invalid, it shall not affect the validity of the remaining Agreement, unless applying such remaining portions would frustrate the purpose of this Agreement.

Both of us agree that we have read, understood, and agree to, the terms of the Form of FAA Cross-Waiver, the SpaceX Policies, these Terms and Conditions, the SOW, and the [REDACTED] Payload User’s Guide. The duly authorized officers named below have executed this Agreement, which supersedes all prior relevant communications, as of the Effective Date.

Space Exploration Technologies Corp. (SpaceX)		AST & Science, LLC (Customer)

Address:	1 Rocket Road, Hawthorne, CA 90250	Address:	2901 Enterprise Lane Midland, TX 79706

By:	/s/ Tom Ochinero	By:	/s/ Abel Avellan

Name/Title:	Tom Ochinero, VP of Commercial Sales	Name/Title:	Abel Avellan, CEO

Date:	March 3, 2022	Date:	March 3, 2022

© Space Exploration Technologies Corp. All rights reserved.	Page 2 of 4

SpaceX [REDACTED] Launch Services Terms and Conditions

Appendix A: re-Booking Program

You may submit a request in writing to SpaceX to be re-manifested on a Re-booked Mission using the form of Re-booking Agreement in Appendix B. Based on the date of SpaceX’s approval of this request, which shall not be unreasonably withheld, the payments made toward your original Agreement shall be applied per the terms outlined in the table below.

Date of Re-booking Request Approval	Re-booking Cost
Before [REDACTED] days	$[REDACTED]
Before [REDACTED] days	$[REDACTED]
After [REDACTED] days	No Re-booking Allowed

The Re-booking costs outlined above are due at the time of Re-booking and may be paid through a reduction in the credit to be applied to the Re-booked Mission. Remaining payments shall be made according to the payment schedule in Section C with the dates adjusted to reflect the Launch Period of the Re-booked Mission. Any Additional Payments shall be retained by SpaceX and not credited toward the Re-booked Mission. All credits toward the Re-booked Mission shall be applied only to future SpaceX launch payments and not otherwise refunded to you. Solely in the event that SpaceX cannot reasonably provide you a re-booking opportunity within 12 months of the last day of the Launch Period, You may terminate the Agreement and SpaceX shall retain only [REDACTED]% of the amounts paid and owed at the time of the request plus any Additional Payments as compensation for work completed and shall refund [REDACTED]% of the amounts paid and owed at the time of the request to you without interest. Any amounts retained by SpaceX under this paragraph are retained without further obligation or liability to you.

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SpaceX [REDACTED] Launch Services Terms and Conditions

Appendix B: FORM of re-Booking Agreement

AST & Science, LLC submits this request to re-book the BlueBird 1 Payload on a subsequent SpaceX mission, as outlined in the [REDACTED] Launch Services Agreement dated (Agreement). By submitting this request, you understand and agree that your Payload will not be included on the originally scheduled mission and all payments made toward the original Agreement will be applied per the Re-booking Policy outlined in the Appendix A of the Agreement.

Requested Re-booked Mission (To Be Completed by Customer):

Launch Period:

to

Orbital Parameters:

Perigee (km):
Apogee (km):
Inclination (deg)
Crossing Time	LTAN or LTDN (select one)

Payload Modifications Requested: Yes or No (select one)

If yes please specify:

Price and Payment Schedule (To Be Completed By SpaceX):

Price (USD):

Rebooking Fee:
Launch:
TOTAL:

Payment Schedule:

Payments Already Received:
Signature + 5 days:
L-12:
L-9:
L-3:
TOTAL:

By signing below, the Parties agree that this document will amend both the applicable payment dates and prices in section C of the Agreement and the Launch Period in Section D of the Agreement, to reflect the above changes, and delete section E from the Agreement. All other terms in the Agreement shall remain the same.

Customer Signature:	SpaceX Acceptance:

By:	By:

Name/Title:	Name/Title:

Date:	Date:

© Space Exploration Technologies Corp. All rights reserved.	Page 4 of 4

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

Subject to the terms and conditions of the Launch Services Agreement (“LSA”) to which this SOW is attached, this SOW, and the accompanying [REDACTED] Payload User’s Guide, define the services and deliverables to be provided by both Space Exploration Technologies Corp. (“SpaceX”) and the [REDACTED] Payload Customer (“Customer”) to launch the [REDACTED] Payload. The Launch Services shall be considered complete upon Launch and the completion of post-Launch activities detailed in this SOW, but not complete in the event of a Terminated Ignition.

1	Payload and Mission Information

1.1	Payload Maximum Mass	[REDACTED]
1.2	Payload Mechanical Interface	[REDACTED]
1.3	Payload Orbit Parameters	[REDACTED] [REDACTED] [REDACTED] [REDACTED] [REDACTED]
1.4	Mission design by SpaceX shall meet the requirements of the LSA and SOW. SpaceX may:	Recover Launch Vehicle hardware Manifest one or more Co-Payloads Deploy Co-Payload(s) into the Payload orbit Deploy Co-Payload(s) before/after Payload
1.5	Mission Requirements	Documented in the Payload to Launch Vehicle Interface Control Document (“ICD”)
1.6	Applicable Documents (requirements shall be complied with)	ICD - supersedes this SOW once signed AFSPCMAN 91-710 [REDACTED] Payload User’s Guide
1.7	Reference Documents (contextual or ancillary information)	SMC-016 CCAFS/VAFB SpaceX Facility User’s Guide

2	Customer Requirements, Services, and Deliverables

Any material failure by Customer to meet its responsibilities, including any non-compliance with the ICD, may result in a Customer delay requiring rebooking with applicable fees. Customer shall:

2.1	Upon request, provide environmental test plans for Payload qualification, acceptance, and analysis.
2.2	Certify Payload is compatible with the Launch Vehicle maximum predicted environments (“MPE”).
2.3	Provide support and information to enable SpaceX to satisfy the requirements of all applicable regulatory/licensing agencies and associated statutes.
2.4	Provide to SpaceX the deliverables listed in Table 1.
2.5	Verify compatibility of loads, environments, and deflections between Payload Constituents, if applicable.
2.6	Provide evidence that Payload Constituents will not perform premature deployments.
2.7	Allow SpaceX to perform physical inspection of the Payload physical interfaces during integration, if required.
2.8	Serve as a single point of contact for SpaceX to solicit Launch Range safety inputs for the Payload.
2.9	Complete all stand-alone Launch preparations within ten (10) days of arriving at the Launch Site.
2.10	Limit Launch Site processing team to no more than fifteen (15) persons at any one time.
2.11	Provide SpaceX approved separation system(s) for integrating and deploying spacecraft within the Payload.
2.12	If required, design and build all electrical harnessing between the Payload interface and the Standard Offering Bulkhead as defined by SpaceX in the ICD and Wire Harness Build Guides.
2.13	Be able to charge Payload batteries while connected to the Launch Vehicle or guarantee that batteries will remain charged and Launch ready for up to forty-five (45) days without an umbilical connection after fairing encapsulation.
2.14	If required, design and build all electrical harnessing necessary to connect the Payload EGSE to the umbilical junction box, or equivalent interface, as defined by SpaceX in the ICD and Wire Harness Build Guides.
2.15	If required, provide the Payload-side and Launch Vehicle-side connectors for the Payload deployment harnessing at the Payload Interface as defined by SpaceX in the ICD.
2.16	If required, support interface compatibility testing between separation device and Launch Vehicle hardware, providing any necessary test equipment, including test harnessing, as determined by SpaceX.
2.17	Complete Payload configuration worksheet (“Payload” and “Constituents” tabs) no later than 2 weeks after Effective Date of LSA.

© Space Exploration Technologies Corp. All rights reserved.	Page 1 of 5

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

3	SpaceX Requirements, Services, and Deliverables

Any delay by SpaceX may result in changes in the scheduling of the Launch Period, Launch Slot, Launch Interval or Launch Date, such changes not subject to any Customer rebooking fees. SpaceX shall:

3.1	Provide Launch Services for the Mission utilizing a SpaceX Launch Vehicle.
3.2	Verify that the Launch Vehicle meets the requirements of the ICD.
3.3	Provide one redundant deployment command channel and one breakwire channel per deployment from the Launch Vehicle.
3.4	Provide a Mechanical Interface Ring for each mechanical interface.
3.5	Provide the electrical harnesses up to the Standard Offering Bulkhead for each mechanical interface.
3.6	If required, design and build all electrical harnessing between the Payload interface and the Standard Offering Bulkhead as defined by SpaceX in the ICD.
3.7	If required, provide the Payload-side and Launch Vehicle-side bulkhead connectors for the Customer-built electrical harnessing interface at the Standard Offering Bulkhead as defined by SpaceX in the ICD.
3.8	If required, provide Payload EGSE-side and SpaceX ground-side bulkhead connector for Customer’s EGSE harnessing as defined by SpaceX in the ICD.
3.9	Provide the Launch Site facilities, equipment, documentation, and procedures to receive Customer’s hardware, validate interfaces to Customer’s hardware, integrate the Payload with the Launch Vehicle, and perform a Launch of the Payload.
3.10	Provide overall management and technical direction to perform the tasks delineated in this SOW, including program planning, quality management, and schedule management.

4	Payload Licensing and Registration

Prior to the arrival of the Payload at the Launch Site, Customer shall:

4.1	If procured, provide evidence of insurance for the Payload Customer property, equipment and personnel (with express waivers of subrogation as to SpaceX and its Related Third Parties), noting that SpaceX may conduct one or more Launch Vehicle wet dress rehearsals (inclusive of loading the Launch Vehicle with propellant) and static fire tests (inclusive of first-stage engine ignition) at the Launch pad prior to Launch. SpaceX may perform these operations with encapsulated [REDACTED] Payloads mated to the Launch Vehicle.
4.2	Provide evidence that the cross-waivers have been extended to (i) its Payload manufacturer(s); (ii) Related Third Parties with any ownership interest in the Payload; (iii) Customer’s direct customers for the Payload; and (iv) any other Related Third Parties, respective contractors, subcontractors and insurers, as requested by SpaceX.
4.3	Provide a letter certifying that Customer has obtained all required Licenses and that all Payload information provided to SpaceX and/or any licensing agencies is complete and accurate in addition to copies of all required Licenses.

© Space Exploration Technologies Corp. All rights reserved.	Page 2 of 5

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

5	Notices

All notices under the Agreement shall be in writing and shall be hand-delivered or sent via electronic, express and/or certified mail to the contacts specified below All notices, documents, deliverables and other communications between SpaceX and Customer, including by their respective employees and Related Third Parties shall be in English.

For correspondence sent to SpaceX, to each of:

SpaceX	SpaceX
1 Rocket Road	1 Rocket Road
Hawthorne, CA 90250	Hawthorne, CA 90250
Attn: [REDACTED]	Attn: [REDACTED]
[REDACTED]	[REDACTED]

For correspondence sent to Customer, to each of:

AST & Science, LLC
2901 Enterprise Lane
Midland, TX 79706
Attn: [REDACTED]
[REDACTED]

© Space Exploration Technologies Corp. All rights reserved.	Page 3 of 5

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

Table 1: Program Milestones, Reviews and Deliverables

Schedule [1]	Title	Purpose	SpaceX Deliverables [2]	Customer Deliverables [2]
N/A	Agreement Signature	Authority to proceed with work.	● Signed Agreement ● TAA questionnaire or Export Compliance Agreement template ● Payload configuration worksheet template	● Signed Agreement ● Point of contact
Signature + 2 weeks	Mission Integration Kickoff (not a review)	Introduction to the Range and mission integration templates are provided to the Customer. General Payload information is provided to SpaceX.

● Launch Range introduction and Payload Range Safety requirements

● Range Safety submission document templates

● ICD template

● Payload mass properties and deployment characteristics template

● Payload electrical interface pinout worksheet template

● Customer-built wire harness build guide

● Payload environmental verification report template

● Completed TAA questionnaire or Export Compliance Agreement ● Payload configuration worksheet (“Payload” and “Constituents” tabs)
L-8 months	Mission Integration Analysis Inputs (not a review)	Payload inputs are provided to SpaceX to initiate mission integration analyses.

● Payload inputs to ICD

● Payload CAD model

● Payload dynamic model

● Payload electrical interface pinout worksheet

● Payload mass properties and deployment characteristics

● Payload configuration worksheet (“Test Approach” and “Test Deviations” tabs)

● Separation verification analysis

L-6 months	Range Safety Submission (not a review)	L-6 month Range Safety deliverables submitted by the Customer.		● [REDACTED] Range Safety Checklist ● Program Introduction
L-6 months	Launch Campaign Planning Kickoff (not a review)	Launch campaign planning templates provided to the Customer.	● Launch campaign planning checklist ● Launch campaign daily schedule template ● Payload and equipment delivery information ● Badging and photo requirements ● Mission licensing support information
L-4 months	Launch Campaign Planning (not a review)	Initial launch campaign planning inputs are provided to SpaceX. Summary mission level schedule and launch campaign plan are provided to Customer.	● Launch integration schedule (preliminary) ● Launch campaign plan (preliminary)	● Initial inputs to launch campaign checklist and daily schedule ● CAD for lifting GSE for joint mating operations ● Summary concept of operations for joint mating operations
L-4 months	Mission Integration Analyses (not a review)	Mission integration analysis results and draft ICD, with supporting interface definitions, are delivered to the Customer.

● Predicted orbit injection report

● Coupled loads analysis results (if required)

● Payload separation analysis results (if required)

● Payload clearance analysis results (if required)

● ICD Draft

● Payload-to-LV electrical interface

● Payload-to-LV mechanical interface

L-4 months	Range Safety Submission (not a review)	L-4 month Range Safety deliverables submitted by the Customer.

● Ground Operating Pan (GOP)

● AFSPCMAN 91-710 tailoring (if required by Range)

● Missile System Prelaunch Safety Package (MSPSP) (if required by Range)

● Certification Data for Hazardous Systems (if required by Range)

L-3 months	Final Mission Integration Analysis Inputs (not a review)	Final Payload inputs are provided to SpaceX.		● Payload mass properties and deployment characteristics (final update) ● Completed Payload environmental verification report
L-2 months	Range Safety Submission (not a review)	L-2 month Range Safety deliverables submitted by the Customer.		● AFSPCMAN 91-710 Compliance Letter ● GOP Hazardous Procedures

© Space Exploration Technologies Corp. All rights reserved.	Page 4 of 5

SpaceX Statement of Work (“SOW”) for [REDACTED] Payload Launch Services

Schedule [1]	Title	Purpose	SpaceX Deliverables [2]	Customer Deliverables [2]
L-2 months	Mission Integration Analyses Final (not a review)	Final mission integration analysis results are delivered to the Customer.	● Trajectory analysis results, including collision avoidance and Monte Carlos ● Mission analysis updates (if applicable)
L-2 months	Launch Campaign Readiness Review Held at SpaceX Headquarters or via teleconference	Verifies that all people, parts, and paper are ready for the shipment of the Payload to the Launch Site and are ready to begin Launch Site activities.	● ICD revision for signature ● Verification of compliance to ICD requirements ● Launch integration schedule (update) ● Launch campaign plan (update) ● Launch Range readiness

● Verification of Payload compliance to ICD requirements

● Hourly schedule of daily launch site operations

● Plan for Payload and GSE arrival at the launch site

● Propellant/pressurant arrival information (if applicable)

● Badging paperwork for Customer group

● FAA cross-waiver inputs

● Payload configuration worksheet (“Hazardous Materials” tab)

● Payload insurer details (if applicable)

● Launch and in-orbit insurer subrogation waiver (if applicable)

Payload Shipment	Payload Shipment (not a review)	Verifies Payload licensing is in place prior to shipment to the launch site.		● Payload measured mass (if not fueling at launch site) ● Payload licensing certification letter ● Copies of all required on-orbit Payload licenses
Payload Arrival	Payload Arrival Held at Launch Site	Provides important information for working at the launch site.	● Launch campaign arrival briefing	● Launch site awareness training complete
Payload Arrival à Launch	Launch Campaign		● Hazardous operations planning meetings (if required) ● Electrical checkout results (if required) ● Daily environmental reports ● Daily launch campaign schedule updates	● Payload measured mass (if fueling at launch site) ● Payload encapsulation readiness certificate
L-1 day	Launch Readiness (not a review)	An exchange of readiness notifications for launch	● Launch vehicle readiness certificate	● Payload launch readiness certificate
Separation + TBD [3] min	Orbit Injection Report (not a review)	Deliver best-estimate state vector, altitude, and attitude rate based on initial data	● Orbit injection report (via electronic delivery)
L-0 à L+ 2 weeks	Payload Status (not a review)	Customer delivers status of Payload after separation.		● Coordination with space situational agencies ● Payload operations status

Notes:

1.	Assumes the first day of the Launch Period as defined in the LSA until the Launch Date is further defined.
2.	Detailed description for each deliverable can be found in Appendix G of the [REDACTED] Payload User’s Guide.
3.	Depends on the trajectory, ground station locations, and other factors that may remain unknown as of Agreement Signature; will be defined in the ICD.

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